Exhibit 5.1

JDC\4184884.1	23 December 2011

Azur Pharma plc (the “Company”)

45 Fitzwilliam Square

Dublin 2

Ireland

Dear Sirs

We are acting as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 1,541,000 ordinary shares of par value $0.0001 each (the “Ordinary Shares”) that may be issued by the Company upon the exercise of options that were previously granted by the Company (the “Options”) pursuant to the amended and restated rules of the Azur Pharma Public Limited Company Share Option Plan (the “Plan”).

For the purpose of giving this opinion, we have reviewed:

(a)	a copy of an Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of 19 September 2011 by and among the Company, Jaguar Merger Sub Inc., Jazz Pharmaceuticals, Inc. and Seamus Mulligan as Indemnitors’ Representative;

(b)	a copy of the Plan; and

(c)	such other documents and certificates of officers of the Company as we have deemed necessary for the purposes of this opinion.

In addition, we have caused to be made (by independent law searchers on our behalf) legal searches against the Company on 22 December 2011 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator to the Company or its assets.

In rendering this opinion we have with your consent and without any further enquiry assumed (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

(i)	the truth and accuracy of the information contained in such documents, certificates and searches;

(ii)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents;

(iii)	that none of the resolutions and authorities of the shareholders or Directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired; and

(iv)	that the Merger (as defined in the Agreement) and the other transactions contemplated by the Agreement will be consummated in accordance with the terms of the Agreement.

Based and relying solely upon the foregoing and subject to the within additional qualifications and assumptions, we are of the opinion that the Ordinary Shares to be issued by the Company on the Closing Date (as defined in the Agreement) pursuant to the Plan have been duly authorised and when issued and paid for in accordance with the Plan upon exercise of any Options will be validly issued, fully-paid and non-assessable.

In rendering this opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This opinion speaks only as of its date. We are not under any obligation to update this opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

The opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ McCann FitzGerald

McCann FitzGerald